FLOATING RATE INCOME STRATEGIES FUND II, INC

FILE # 811-21464

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
12/8/2004	Stone Energy 6.75% 12/15/04	$200,000,000	$250,000	Bank of America Merrill Lynch & Co. Goldman Sachs RBS Greenwich Capital Howard Well Inc Johnson Rice & Co.
12/14/2004	Reliant Resources Inc 6.75 12/15/14	$750,000,000	$1,675,000	Goldman Sachs Banc of America Barclays capital Inc Deutsche Bank Merrill Lynch ABN AMRO Inc Scotia Capital (USA) Inc J.P. Morgan UBS Securities LLC
1/24/2005	Intelsat Bermuda 7.79% 1/15/12	$1,000,000,000	$750,000	Deutsche Bank Credit Suisse First Boston Lehman Bank of America Bear Stearns BNP Paribas Merrill Lynch & Co. CIBC World Markets RBS Greenwich RBC Capital Markets SG Corporate & Investment
1/24/2005	Intelsat Bermuda 8.25% 1/15/13	$875,000,000	$500,000	Deutsche Bank Credit Suisse First Boston Lehman Bank of America Bear Stearns BNP Paribas Merrill Lynch & Co. CIBC World Markets RBS Greenwich RBC Capital Markets SG Corporate & Investment
2/3/2005	EGL Acquisition Corp 7.63% 2/1/15	$660,000,000	$250,000	Merrill Lynch & Co. JP Morgan Wachovia CIBC World Markets PNC Capital Markets